Exhibit 99.1

PRESS RELEASE

CORRECTION from Source – Resolute Forest Products Inc.

Resolute Reschedules Q&A Portion of Management Call on Q3-2016 Results

MONTRÉAL, CANADA, November 3, 2016 – A correction from source is being issued for the news release, Resolute to Host Management Call to Discuss Third Quarter Results, issued October 24, 2016, over PR Newswire. The Q&A portion of the management call has been rescheduled for today, at 1 p.m. (ET) due to a technical malfunction with the Q&A process during this morning’s management call. The public is invited to join the new conference call at 877 648-7976. A replay of the call will be archived on the company’s website.

Resolute to Host Management Call to Discuss Third Quarter Results

MONTRÉAL, CANADA, October 24, 2016 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) expects to announce its third quarter financial results on November 3, 2016, at 7:30 a.m. (ET), and to hold a conference call to discuss the results at 9:00 a.m. (ET).

The public is invited to join the call at 877 648-7976 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, wood products, tissue, newsprint and specialty papers. The company owns or operates over 40 pulp, paper, tissue and wood products facilities in the United States, Canada and South Korea, as well as power generation assets in Canada and the United States. Marketing its products in close to 80 countries, Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit www.resolutefp.com for more information.

Contacts

Investors Alain Bourdages Vice President, Investor Relations 514 394-2233 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com